Exhibit 2.1

SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT, dated as of September 24, 2013 (the “Agreement”) by and among UNIVERSAL TECHNOLOGY SYSTEMS CORP., a Florida corporation (“UTCH”), GLOBAL PHOTONIC ENERGY CORPORATION, a corporation incorporated under the laws of Pennsylvania (“GPEC”), and GPEC HOLDINGS, INC., a corporation incorporated under the laws of Pennsylvania, which is the sole shareholder of GPEC (the “GPEC Shareholder”).

WHEREAS, the authorized capital of UTCH consists of 250,000,000 shares of common stock, par value $.0001 per share (the “UTCH Common Stock"), with 12,000,000 shares issued and outstanding;

WHEREAS, the GPEC Shareholder owns 100% of the total outstanding shares of common stock, without par value of GPEC (“GPEC Common Stock”);

WHEREAS, the GPEC Shareholder believes it is in its best interest to exchange with UTCH all of the equity interests of GPEC which GPEC Shareholder holds for the number of shares of UTCH Common Stock as provided in Section 1.1 herein;

WHEREAS, it the intention of the parties that:  (i) said exchange of shares shall qualify as a tax-free reorganization under Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Code”); and (ii) said exchange shall qualify as a transaction in securities exempt from registration or qualification under the Securities Act of 1933, as amended and in effect on the date of this Agreement (the “1933 Act”).

NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein, the parties hereto hereby agree as follows:

ARTICLE I

EXCHANGE OF GPEC SECURITIES FOR COMMON STOCK

Section 1.1   Agreement of  GPEC Shareholder and UTCH to Exchange UTCH Common Stock for all equity interests of GPEC.  On the Closing Date (as hereinafter defined) and upon the terms and subject to the conditions set forth in this Agreement, the GPEC Shareholder shall sell, assign, transfer, convey and deliver all of the GPEC Common Stock to UTCH, and UTCH shall accept all of the outstanding GPEC Common Stock from GPEC Shareholder in exchange for the issuance to the GPEC Shareholder of a total of 12,865,722 shares of UTCH Common Stock.

Section 1.2   Closing.  The closing of the exchange to be made pursuant to this Agreement (the "Closing") shall take place at 10:00 a.m. E.S.T. on the second business day after the conditions to closing set forth in Articles V and VI have been satisfied or waived, or at such other time and date as the parties hereto shall agree in writing (the "Closing Date"), at the offices of Ofsink, LLC, 900 Third Avenue, 5th Floor, New York, New York 10022. At the Closing, the GPEC Shareholder shall cause UTCH to be registered as the shareholder of a total of 77,194,330 shares of the GPEC Common Stock representing 100% of the outstanding shares of GPEC Common Stock on the book of GPEC.  In full consideration for all equity interests of GPEC, UTCH shall issue to the GPEC Shareholder 15,438,866 shares of UTCH Common Stock as set forth on Schedule I.

In addition, pursuant to the terms and conditions of the issued and outstanding Series A Preferred of GPEC (as defined hereinafter) and the GPEC Bridge Notes (as defined hereinafter), UTCH hereby agrees to issue to the holders of Series A Preferred: (i) a total of 5,780,500 shares of UTCH Common Stock and (ii) warrants to purchase a total of 5,780,500 shares of UTCH Common Stock in substantially the form set forth on Exhibit A (“Series A Conversion Warrants”) as a result of the automatic conversion of such Series A Preferred. UTCH also agrees to issue to holders of the GPEC Bridge Notes: (i) a total of 11,897,000 shares of UTCH Common Stock and (ii) warrants to purchase a total of 11,897,000 shares of UTCH Common Stock in substantially the form of Exhibit B (“Note Conversion Warrants”) as a result of the automatic conversion of such GPEC Bridge Notes.

For each issued and outstanding GPEC Warrant (as defined hereinafter), UTCH hereby agrees to issue a warrant in the form of Exhibit C (“Exchange Warrant”) to the holder of such GPEC Warrant and such GPEC Warrant shall be cancelled immediately upon such issuance of Exchange Warrant pursuant to the terms of the GPEC Warrant.

For each issued and outstanding GPEC Option (as defined hereinafter), UTCH hereby agrees to issue a warrant in the form of Exhibit D (“Exchange Option”) to the holder of such GPEC Option and such GPEC Option shall be cancelled immediately upon such issuance of Exchange Option pursuant to the terms of the GPEC Option.

Section 1.3   Tax Treatment. The exchange described herein is intended to comply with Section 368(a)(1)(B) of the Code, and all applicable regulations thereunder.  In order to ensure compliance with said provisions, the parties agree to take whatever steps may be necessary, including, but not limited to, the amendment of this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF UTCH

UTCH hereby represents, warrants and agrees as follows:

Section 2.1   Corporate Organization.  UTCH is a corporation duly organized, validly existing and in good standing under the laws of Florida, and has all requisite corporate power and authority to own its properties and assets and to conduct its business as now conducted and is duly qualified to do business in good standing in each jurisdiction in which the nature of the business conducted by UTCH or the ownership or leasing of its properties makes such qualification and being in good standing necessary, except where the failure to be so qualified and in good standing will not have a material adverse effect on the business, operations, properties, assets, condition or results of operation of UTCH (a "Material Adverse Effect");

Section 2.2   Capitalization of UTCH  The authorized capital stock of UTCH consists of 250,000,000 shares of Common Stock. Of such authorized capital, 12,000,000 shares of Common Stock are issued and outstanding as of the date hereof. All of the Common Stock to be issued pursuant to this Agreement have been duly authorized and will be validly issued, fully paid and non-assessable and no personal liability will attach to the ownership thereof.  As of the date of this Agreement there are and as of the Closing Date, immediately prior to the consummation of this Agreement, there will be, no outstanding options, warrants, agreements, commitments, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire any shares of capital stock or any un-issued or treasury shares of capital stock of UTCH, except for the Common Stock to be issued pursuant to this Agreement.

Section 2.3   Subsidiaries and Equity Investments.  UTCH does not own any subsidiaries or equity interest in corporations, partnerships or joint ventures, except as set forth on Schedule 2.3.

Section 2.4   Authorization and Validity of Agreements.  UTCH has all corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by UTCH and the consummation by UTCH of the transactions contemplated hereby have been duly authorized by all necessary corporate action of UTCH, and no other corporate proceedings on the part of UTCH are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

Section 2.5   No Conflict or Violation.  The execution, delivery and performance of this Agreement by UTCH does not and will not violate or conflict with any provision of its Articles of Incorporation or By-laws, and does not and will not violate any provision of law, or any order, judgment or decree of any court or other governmental or regulatory authority, nor violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under, or give to any other entity any right of termination, amendment, acceleration or cancellation of, any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which UTCH is a party or by which it is bound or to which any of their respective  properties or assets is subject, nor will it result in the creation or imposition of any lien, charge or encumbrance of any kind whatsoever upon any of the properties or assets of UTCH, nor will it result in the cancellation, modification, revocation or suspension of any of the licenses, franchises, permits to which UTCH is bound.

Section 2.6   Consents and Approvals.  No consent, waiver, authorization or approval of any governmental or regulatory authority, domestic or foreign, or of any other person, firm or corporation, is required in connection with the execution and delivery of this Agreement by UTCH or performance by UTCH of its obligations hereunder.

Section 2.7   Absence of Certain Changes or Events.  Since its inception:

(a) UTCH is not currently engaged in any business and has not engaged in any operations and has been dormant. As of the date of this Agreement, there is no, and as of the Closing Date there shall not be, any event, condition, circumstance or prospective development which threatens or may threaten to have a material adverse effect on the assets, properties, operations, prospects, net income or financial condition of UTCH; and

(b) there has not been, and as of the Closing Date there shall not be, any declaration, setting aside or payment of dividends or distributions with respect to shares of capital stock of UTCH or any redemption, purchase or other acquisition of any capital stock of UTCH or any other of UTCH’s securities.

Section 2.8   Survival.  Each of the representations and warranties set forth in this Article II shall be deemed represented and made by UTCH at the Closing as if made at such time and shall survive the Closing for a period terminating on the first anniversary of the date of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF GPEC

GPEC represents, warrants and agrees as follows:

Section 3.1   Corporate Organization.

(a)           GPEC is duly organized, validly existing and in good standing under the laws of Pennsylvania and has all requisite corporate power and authority to own its properties and assets and to conduct its business as now conducted and is duly qualified to do business in good standing in each jurisdiction in where the nature of the business conducted by GPEC or the ownership or leasing of its properties makes such qualification and being in good standing necessary, except where the failure to be so qualified and in good standing will not have a material adverse effect on the business, operations, properties, assets, condition or results of operation of GPEC (a " GPEC Material Adverse Effect").

(b)           Copies of the Articles of Incorporation of GPEC, with all amendments thereto to the date hereof, have been furnished to UTCH, and such copies are accurate and complete as of the date hereof.  GPEC does not own or maintain any minute books that contain the minutes of all meetings of the Board of Directors and the shareholder of GPEC as of the date of this Agreement.

Section 3.2   Capitalization of GPEC; Title to the GPEC Equity Interests.  On the Closing Date, immediately before the transactions to be consummated pursuant to this Agreement, GPEC will have a total of 77,194,330 shares of GPEC Class A Common Stock and 5,255 shares of Series A Convertible Preferred Stock issued and outstanding (“Series A Preferred”). As of the Closing Date, the GPEC Shareholder shall own 100% of the GPEC Common Stock.  Each share of Series A Preferred shall be convertible into 1,100 shares of UTCH Common Stock automatically upon the Closing. In addition, as of the Closing Date, there will be issued and outstanding: (i) warrants to purchase an aggregate of 1,875,783 shares of GPEC Common Stock (“GPEC Warrants”), (ii) options to purchase an aggregate of 105,000 shares of GPEC Common Stock (“GPEC Options”), and (iii) convertible promissory notes of GPEC  in an aggregate principal amount of $11,897,000  (“GPEC Bridge Notes”), which will be converted into a total of 11,897,000 shares of UTCH Common Stock and warrants to purchase 11,897,000 shares of UTCH Common Stock.

Section 3.3   Disclosure.  This Agreement, the schedules hereto and any certificate attached hereto or delivered in accordance with the terms hereby by or on behalf of GPEC in connection with the transactions contemplated by this Agreement, when taken together, do not contain any untrue statement of a material fact or omit any material fact necessary in order to make the statements contained herein and/or therein not misleading.

Section 3.4   Survival.  Each of the representations and warranties set forth in this Article III shall be deemed represented and made by GPEC at the Closing as if made at such time and shall survive the Closing for a period terminating on the first anniversary of the date of this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF GPEC SHAREHOLDER

GPEC Shareholder represents, warrants and agrees as follows:

Section 4.1   Authorization and Validity of Agreements. GPEC Shareholder has all entity power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby and the execution and delivery of this Agreement by such GPEC Shareholder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action and no other proceedings on the part of the GPEC Shareholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. No approvals by the shareholders of GPEC are required for GPEC Shareholder to consummate the transactions contemplated hereby.

Section 4.2   No Conflict or Violation.  The execution, delivery and performance of this Agreement by GPEC Shareholder does not and will not violate or conflict with any provision of the constituent documents of the GPEC Shareholder, and does not and will not violate any provision of law, or any order, judgment or decree of any court or other governmental or regulatory authority.

Section 4.3   Investment Representations.  (a) All of the Common Stock to be acquired by GPEC Shareholder pursuant to this Agreement will be acquired hereunder solely for the account of GPEC Shareholder, for investment, and not with a view to the resale or distribution thereof. The GPEC Shareholder shall be able to bear any economic risks associated with GPEC Shareholder’s investment in the UTCH Common Stock. The GPEC Shareholder has had full access to all the information concerning the Share Exchange Transaction and UTCH the GPEC Shareholder considers necessary or appropriate to make an informed investment decision with respect to the UTCH Common Stock to be acquired under this Agreement.

Section 4.4   GPEC Shareholder Status.

The GPEC Shareholder is an “accredited” investor as such term is defined in Rule 501(a) of Regulation D promulgated by the United States Securities and Exchange Commission (the “Commission”) under the 1933 Act, is experienced in investments and business matters, has made investments of a speculative nature and has purchased securities of United States companies in private placements in the past and, with its representatives, has such knowledge and experience in financial, tax and other business matters as to enable GPEC Shareholder to utilize the information made available by the Company to evaluate the merits and risks of and to make an informed investment decision with respect to the proposed purchase, which represents a speculative investment.  The GPEC Shareholder is able to bear the risk of such investment for an indefinite period and to afford a complete loss thereof.  The GPEC Shareholder is not required to be registered as a broker-dealer under Section 15 of the Securities Exchange Act of 1934, as amended. The GPEC Shareholder understands that the Company is relying on its representations and agreements for the purpose of determining whether this transaction meets the requirements of the exemptions afforded by the 1933 Act and certain state securities laws.

Section 4.5   Reliance on Exemptions.  The GPEC Shareholder understands that the UTCH Common Stock is being offered and issued to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that UTCH is relying upon, among other things, the truth and accuracy of, and the GPEC Shareholder’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the GPEC Shareholder set forth herein in order to determine the availability of such exemptions and the eligibility of the GPEC Shareholder to acquire the UTCH Common Stock. The GPEC Shareholder acknowledges and agrees that issuance of UTCH Common Stock hereunder is intended to be exempt from registration under the 1933 Act by virtue of Section 4(2) of the 1933 Act, and Regulation D, Rule 506 promulgated thereunder (“Regulation D”) and, accordingly, is being made to “accredited” investors, as that term is defined in Regulation D.

Section 4.6   Information.  The GPEC Shareholder and its advisors, if any, have been furnished with all materials relating to the offer and sale of the UTCH Common Stock which have been requested by the GPEC Shareholder. The GPEC Shareholder and its advisors, if any, have been afforded the opportunity to ask questions of UTCH.  Neither such inquiries nor any other due diligence investigations conducted by GPEC Shareholder or its advisors, if any, or its representatives shall modify, amend or affect the GPEC Shareholder’s right to rely on the representations and warranties contained herein. The GPEC Shareholder understands that its investment in the Common Stock involves a high degree of risk and is able to afford a complete loss of such investment. The GPEC Shareholder has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision in respect of its acquisition of the Common Stock.

Section 4.7   No Governmental Review.  The GPEC Shareholder understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the UTCH Common Stock or the fairness or suitability of the investment in the UTCH Common Stock nor have such authorities passed upon or endorsed the merits of the offering of the UTCH Common Stock.

Section 4.8   Transfer or Resale.  The GPEC Shareholder understands:  (i) none of the UTCH Common Stock has been or are being registered under the 1933 Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, (B) the GPEC Shareholder shall have delivered to UTCH an opinion of counsel, in a form reasonably acceptable to UTCH, to the effect that such UTCH Common Stock to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, or (C) the GPEC Shareholder provides UTCH with assurance reasonably acceptable to UTCH that such UTCH Common Stock can be sold, assigned or transferred pursuant to Rule 144 or Rule 144A promulgated under the 1933 Act, as amended, (or a successor rule thereto) (collectively, “Rule 144”); (ii) any sale of the UTCH Common Stock made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of the UTCH Common Stock under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the 1933 Act) may require compliance with some other exemption under the 1933 Act or the rules and regulations of the Commission thereunder; and (iii) none of UTCH or any other person is under any obligation to register the UTCH Common Stock under the 1933 Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.

Section 4.9   Survival.  Each of the representations and warranties set forth in this Article IV shall be deemed represented and made by the GPEC Shareholder at the Closing as if made at such time and shall survive the Closing for a period terminating on the first anniversary of the date of this Agreement.

ARTICLE V

COVENANTS

Section 5.1   Certain Changes and Conduct of Business.

(a)         From and after the date of this Agreement and until the Closing Date, UTCH shall not, and the shareholders of UTCH shall cause UTCH not to, carry out any business other than maintaining its corporate existence and making any governmental filings necessary and in a manner consistent with all representations, warranties or covenants of UTCH and the shareholders of UTCH and shall not and shall cause UTCH to not:

i.
make any change in its Articles of Incorporation or Bylaws; issue any additional shares of capital stock or equity securities or grant any option, warrant or right to acquire any capital stock or equity securities or issue any security convertible into or exchangeable for its capital stock or alter in any material term of any of its outstanding securities or make any change in its outstanding shares of capital stock or its capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise;

ii	A.	issue any securities convertible or exchangeable for debt or equity securities of UTCH;

B.	issue any securities convertible or exchangeable for debt or equity securities of UTCH;

iii.	make any sale, assignment, transfer, abandonment or other conveyance of any of its assets or any part thereof;

iv.	subject any of its assets, or any part thereof, to any lien or suffer such to be imposed t;

v.	acquire any assets, raw materials or properties, or enter into any other transaction;

vi.
enter into any new (or amend any existing) employee benefit plan, program or arrangement or any new (or amend any existing) employment, severance or consulting agreement, grant any general increase in the compensation of officers or employees (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or grant any increase in the compensation payable or to become payable to any employee;

vii.	make or commit to make any material capital expenditures;

viii.	pay, loan or advance any amount to, or sell, transfer or lease any properties or assets to, or enter into any agreement or arrangement with, any of its affiliates;

ix.	guarantee any indebtedness for borrowed money or any other obligation of any other person;

x.	fail to keep in full force and effect insurance comparable in amount and scope to coverage maintained by it (or on behalf of it) on the date hereof;

xi.	take any other action that would cause any of the representations and warranties made by it in this Agreement not to remain true and correct in all material aspect;

xii.	make any loan, advance or capital contribution to or investment in any person;

xiii.	make any change in any method of accounting or accounting principle, method, estimate or practice;

xiv.	settle, release or forgive any claim or litigation or waive any right;

xv.	commit itself to do any of the foregoing.

(b)          From and after the date of this Agreement and until the Closing Date GPEC shall:

1.	continue to maintain, in all material respects, its properties in accordance with present practices in a condition suitable for its current use;

2.	conduct no business other than maintaining its corporate existence and making necessary governmental filings; and

3.	keep its books of account, records and files in the ordinary course and in accordance with existing practices.

Section 5.2   Access to Properties and Records.  GPEC shall afford UTCH’s accountants, counsel and authorized representatives, and UTCH shall afford to GPEC’s accountants, counsel and authorized representatives full access during normal business hours throughout the period prior to the Closing Date (or the earlier termination of this Agreement) to all of such parties’ properties, books, contracts, commitments and records and, during such period, shall furnish promptly to the requesting party all other information concerning the other party's business, properties and personnel as the requesting party may reasonably request, provided that no investigation or receipt of information pursuant to this Section 5.2 shall affect any representation or warranty of or the conditions to the obligations of any party.

Section 5.4   Consents and Approvals.  The parties shall:

(a)   use their reasonable commercial efforts to obtain all necessary consents, waivers, authorizations and approvals of all governmental and regulatory authorities, domestic and foreign, and of all other persons, firms or corporations required in connection with the execution, delivery and performance by them of this Agreement; and

(b)   diligently assist and cooperate with each party in preparing and filing all documents required to be submitted by a party to any governmental or regulatory authority, domestic or foreign, in connection with such transactions and in obtaining any governmental consents, waivers, authorizations or approvals which may be required to be obtained connection in with such transactions.

Section 5.5   Public Announcement.  Unless otherwise required by applicable law, the parties hereto shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement and shall not issue any such press release or make any such public statement prior to such consultation.

Section 5.6   Stock Issuance.  From and after the date of this Agreement until the Closing Date, neither UTCH nor GPEC shall issue any additional shares of its capital stock or other securities or equity interests.

ARTICLE VI

CONDITIONS TO OBLIGATIONS OF GPEC SHAREHOLDER

The obligations of the GPEC Shareholder to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by GPEC Shareholder in their sole discretion:

Section 6.1   Representations and Warranties of UTCH. All representations and warranties concerning UTCH made in this Agreement shall be true and correct on and as of the Closing Date as if again made by UTCH as of such date.

Section 6.2   Agreements and Covenants.  UTCH shall have performed and complied in all material respects to all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

Section 6.3   Consents and Approvals.  Consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, and of any other person, firm or corporation, required in connection with the execution, delivery and performance of this Agreement shall be in full force and effect on the Closing Date.

Section 6.4   No Violation of Orders.  No preliminary or permanent injunction or other order issued by any court or governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, which declares this Agreement invalid in any respect or prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the assets, properties, operations, prospects, net income or financial condition of UTCH shall be in effect; and no action or proceeding before any court or governmental or regulatory authority, domestic or foreign, shall have been instituted or threatened by any government or governmental or regulatory authority, domestic or foreign, or by any other person, or entity which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

Section 6.5   Other Closing Documents.  GPEC Shareholder shall have received such other certificates, instruments and documents in confirmation of the representations and warranties of UTCH or in furtherance of the transactions contemplated by this Agreement as they or their counsel may reasonably request.

Section 6.6   Absence of Litigation. No action, suit or proceeding before any court or any governmental body or authority, pertaining to the transactions contemplated by this Agreement or to its consummation, shall have been instituted or threatened.

Section 6.7   Disposition of UTCH’s Existing Business, Assets and Liabilities. As of the Closing Date, except for cash, UTCH shall have no assets, including, without limitation, contract rights (other than its rights and obligations under contracts as set forth in Schedule 6.7), and UTCH shall have no liabilities or contingent liabilities.

ARTICLE VII

CONDITIONS TO OBLIGATIONS OF UTCH

The obligations of UTCH to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by UTCH in its sole discretion:

Section 7.1   Representations and Warranties of GPEC and GPEC Shareholder.  All representations and warranties made by GPEC and GPEC Shareholder in this Agreement shall be true and correct on and as of the Closing Date as if again made by GPEC and GPEC Shareholder on and as of such date.

Section 7.2   Agreements and Covenants.  GPEC and GPEC Shareholder shall have performed and complied in all material respects to all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

Section 7.3   Consents and Approvals.  All consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, and of any other person, firm or corporation, required in connection with the execution, delivery and performance of this Agreement, shall have been duly obtained and shall be in full force and effect on the Closing Date.

Section 7.4   No Violation of Orders.  No preliminary or permanent injunction or other order issued by any court or other governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, domestic or foreign, that declares this Agreement invalid or unenforceable in any respect or which prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the assets, properties, operations, prospects, net income or financial condition of GPEC, taken as a whole, shall be in effect; and no action or proceeding before any court or government or regulatory authority, domestic or foreign, shall have been instituted or threatened by any government or governmental or regulatory authority, domestic or foreign, or by any other person, or entity which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

Section 7.5   Other Closing Documents.  GPEC shall have received such other certificates, instruments and documents in confirmation of the representations and warranties of GPEC and GPEC Shareholder or in furtherance of the transactions contemplated by this Agreement as UTCH or its counsel may reasonably request.

Section 7.6   Absence of Litigation. No action, suit or proceeding before any court or any governmental body or authority, pertaining to the transactions contemplated by this Agreement or to its consummation, shall have been instituted or threatened against GPEC or GPEC Shareholder.

ARTICLE VIII

TERMINATION AND ABANDONMENT

SECTION 8.1       Methods of Termination.  This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time before the Closing:

(a)           By the mutual written consent of the parties;

(b)           By UTCH upon a material breach of any representation, warranty, covenant or agreement on the part of GPEC Shareholder set  forth in this Agreement, or if any representation or warranty of GPEC and GPEC Shareholder shall become untrue, in either case such that any of the conditions set forth in Article VII hereof would not be satisfied, and such breach shall, if capable of cure, has not been cured within ten (10) days after receipt by the party in breach of a notice from the non-breaching party setting forth in detail the nature of such breach;

(c)           By GPEC Shareholder, upon a material breach of any representation, warranty, covenant or agreement on the part of UTCH set forth in this Agreement, or, if any representation or warranty of UTCH and the shareholders of UTCH shall become untrue, in either case such that any of the conditions set forth in Article VI hereof would not be satisfied, and such breach shall, if capable of cure, not have been cured within ten (10) days after receipt by the party in breach of a written notice from the non-breaching party setting forth in detail the nature of such breach; and

(d)           By any party if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use its best efforts to lift), which permanently restrains, enjoins or otherwise prohibits the transactions contemplated by this Agreement.

Section 8.2   Procedure Upon Termination.  In the event of termination and abandonment of this Agreement by a party pursuant to Section 8.1, written notice thereof shall forthwith be given by the terminating party to the other parties and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action.  If this Agreement is terminated as provided herein, no party to this Agreement shall have any liability or further obligation to any other party to this Agreement; provided, however, that no termination of this Agreement pursuant to this Article VIII shall relieve any party of liability for a breach of any provision of this Agreement occurring before such termination.

ARTICLE IX

MISCELLANEOUS PROVISIONS

Section 9.1   Survival of Provisions.  The respective representations, warranties, covenants and agreements of each of the parties to this Agreement (except covenants and agreements which are expressly required to be performed and are performed in full on or before the Closing Date) shall survive the Closing Date and the consummation of the transactions contemplated by this Agreement for a period of one year. In the event of a breach of any of such representations, warranties or covenants, the party to whom such representations, warranties or covenants have been made shall have all rights and remedies for such breach available to it under the provisions of this Agreement or otherwise, whether at law or in equity, regardless of any disclosure to, or investigation made by or on behalf of such party on or before the Closing Date.

Section 9.2   Publicity.  No party shall cause the publication of any press release or other announcement with respect to this Agreement or the transactions contemplated hereby without the consent of the other parties, unless a press release or announcement is required by law.  If any such announcement or other disclosure is required by law, the disclosing party agrees to give the non-disclosing parties prior notice and an opportunity to comment on the proposed disclosure.

Section 9.3   Successors and Assigns.  This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns; provided, however, that no party shall assign or delegate any of the obligations created under this Agreement without the prior written consent of the other parties.

Section 9.4   Fees and Expenses.  Except as otherwise expressly provided in this Agreement, all legal and other fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs or expenses.

Section 9.5   Notices.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been given or made if in writing and delivered personally or sent by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses:

If to UTCH to:

Attn: Dean Ledger
20 Trading Post Way,
Medford Lakes, NJ 08055
E-Mail: dledger@globalphotonic.com

with a copy to:

Ofsink, LLC
900 Third Avenue, 5th Floor
New York, New York 10022
Attn: Darren Ofsink, Esq.
Fax: 646-224-9844

If to GPEC or GPEC Shareholder, to:
Attn: Dean Ledger
20 Trading Post Way,
Medford Lakes, NJ 08055
E-Mail: dledger@globalphotonic.com

with a copy to:

Ofsink, LLC
900 Third Avenue, 5th Floor
New York, New York 10022
Attn: Darren Ofsink, Esq.
Fax: 646-224-9844

or to such other persons or at such other addresses as shall be furnished by any party by like notice to the others, and such notice or communication shall be deemed to have been given or made as of the date so delivered or mailed. No change in any of such addresses shall be effective insofar as notices under this Section 9.5 are concerned unless such changed address is located in the United States of America and notice of such change shall have been given to such other party hereto as provided in this Section 9.5

Section 9.6   Entire Agreement.  This Agreement, together with the exhibits hereto, represents the entire agreement and understanding of the parties with reference to the transactions set forth herein and no representations or warranties have been made in connection with this Agreement other than those expressly set forth herein or in the exhibits, certificates and other documents delivered in accordance herewith.  This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement and all prior drafts of this Agreement, all of which are merged into this Agreement.  No prior drafts of this Agreement and no words or phrases from any such prior drafts shall be admissible into evidence in any action or suit involving this Agreement.

Section 9.7   Severability.  This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof.  Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible so as to be valid and enforceable.

Section 9.8   Titles and Headings.  The Article and Section headings contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 9.9   Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

Section 9.10         Convenience of Forum; Consent to Jurisdiction.  The parties to this Agreement, acting for themselves and for their respective successors and assigns, without regard to domicile, citizenship or residence, hereby expressly and irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, and consent and subject themselves to the jurisdiction of, the courts of the State of New York located in County of New York, and/or the United States District Court for the Southern District of New York, in respect of any matter arising under this Agreement. Service of process, notices and demands of such courts may be made upon any party to this Agreement by personal service at any place where it may be found or giving notice to such party as provided in Section 9.5.

Section 9.11         Enforcement of the Agreement.  The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereto, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 9.12         Governing Law.  This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of New York without giving effect to the choice of law provisions thereof.

Section 9.13         Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto.  No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Share Exchange Agreement as of the date first above written.

UNIVERSAL TECHNOLOGY SYSTEMS CORP.

By:	/s/ Dean Ledger
Name: Dean Ledger
Title: Chief Executive Officer

GLOBAL PHOTONIC ENERGY CORPORATION

By:	/s/ Dean Ledger
Name: Dean Ledger
Title: Chief Executive Officer

GPEC SHAREHOLDER:

GPEC HOLDINGS, INC.

By:	/s/ Dean Ledger
Name: Dean Ledger
Title: Chief Executive Officer

Schedule I
GPEC Shareholder

Shareholder Name	Number of Common Stock	SSN/TAX ID	Address
GPEC Holdings, Inc.	15,438,866		20 Trading Post Way Medford Lakes, NJ 08055
Total	15,438,866

EXHIBIT A
FORM OF SERIES A CONVERSION WARRANT

EXHIBIT B
FORM OF NOTE CONVERSION WARRANT

EXHIBIT C
EXCHANGE WARRANT

EXHIBIT D
FORM OF EXCHANGE OPTION